Exhibit 2.2
Not for release, publication or distribution in whole or in part in, into or from any jurisdiction where to do the same would constitute a violation of the relevant laws of such jurisdiction.
8 May 2008
Recommended cash acquisition of Enodis plc to be made by FNI Limited, a wholly owned subsidiary of Illinois Tool Works Inc.
Summary:
The Boards of ITW and Enodis are pleased to announce that agreement has been reached on the terms of a recommended cash offer to be made by FNI Limited, a wholly owned subsidiary of ITW, for the entire issued and to be issued ordinary share capital of Enodis. The total acquisition value for each Enodis Share will be 282 pence in cash.
Under the terms of the Offer, Enodis Shareholders will receive 280 pence in cash for each Enodis Share. In addition, prior to the Scheme becoming effective, Enodis will pay a dividend of 2 pence per Enodis Share in lieu of an interim dividend in respect of the financial year ending 30 September 2008. The Offer values Enodis’ existing issued share capital at £1,029 million.
ITW believes that the Offer Price of 280 pence per share represents compelling value to Enodis Shareholders. It equates to a premium of approximately:
•	97.9 per cent. to the Closing Price of 141.5 pence on 8 April 2008, the last Business Day prior to the commencement of the offer period;

•	55.9 per cent. to the average Closing Price of 179.6 pence for the twelve months ended 8 April 2008, the last Business Day prior to the commencement of the offer period; and

•	8.5 per cent. to the Manitowoc offer of 258.0 pence per Enodis Share.
The transaction will create an industry leader in food service equipment with an increased global product, marketing and manufacturing footprint. Enodis’ broad food service offering is additive to ITW with several new product categories in ice machines, beverage dispensers, frying systems and accelerated cooking systems. Following a successful integration of Enodis, ITW expects that the transaction will be accretive to EPS (fully diluted) in the first full year of combined operations, excluding non-recurring acquisition accounting expenses. This statement regarding earnings enhancement is not a profit forecast and should not be interpreted to mean that ITW’s future earnings per share will necessarily match or exceed the historical published earnings per share of ITW or Enodis.
It is intended that the Offer will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006 (involving a Capital Reduction under section 135 of the Companies Act 1985). The Offer will be put to the Enodis Shareholders at the Court Meeting and at the General Meeting. In order to become effective, the Scheme must be approved by a majority in number of the holders of Scheme Shares (or any relevant class or classes thereof), present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) representing three-fourths or more in value of the Scheme Shares voted by those Scheme Shareholders. In addition, a special resolution implementing the Scheme and approving the associated Capital Reduction and certain consequential amendments to Enodis’ articles of association must be passed by Enodis Shareholders representing not less than three-fourths of the votes cast at the General Meeting. Implementation of the Scheme and confirmation of the Capital Reduction will also require the sanction of the Court.

It is the current intention of Enodis and ITW to convene the Court Meeting and General Meeting to approve the Scheme on 18 June 2008. ITW expects that the Scheme should become effective in late August 2008. Enodis Shareholders will receive the Offer proceeds shortly after the Scheme becomes effective. An indicative timetable setting out the key dates for implementation of the Offer is contained in Appendix III to this announcement. The Scheme Document setting out further details of the Offer and the procedures to be followed in connection with the implementation of the Scheme, together with Forms of Proxy for the Court Meeting and the General Meeting, will be posted to Enodis Shareholders and, for information only, to participants in the Enodis Share Schemes as soon as practicable and in any event within 28 days of the date of this announcement unless otherwise agreed with the Panel.
The Offer is conditional, amongst other things, on ITW obtaining certain anti-trust clearances, including from the EU and US anti-trust authorities. ITW has given certain undertakings to Enodis with a view to obtaining these anti-trust clearances by no later than 4 November 2008.
The directors of Enodis, who have been so advised by Rothschild, consider the terms of the Offer to be fair and reasonable. Accordingly, the directors of Enodis have withdrawn their recommendation of the Manitowoc offer and will unanimously recommend that Enodis Shareholders vote in favour of the Scheme at the Court Meeting and the General Meeting. In providing their advice, Rothschild has taken into account the commercial assessments of the directors of Enodis. Credit Suisse has also given financial advice to Enodis.
Commenting on the Offer, David B. Speer, Chairman and Chief Executive Officer of ITW said:
We believe that the combination of ITW Food Equipment and Enodis will create an expanded global food equipment platform with very complementary strategic, operational and geographical growth positions. The collective businesses will have a significantly enhanced product portfolio in addition to greater scale to compete even more effectively and successfully in the global food equipment industry.
As we have done in past acquisitions, we intend to operate Enodis as a stand alone business group within the ITW food equipment segment. We also recognise the importance of Enodis’ workforce to our future success and look forward to welcoming them into ITW.
Commenting on the Offer, Peter Brooks, Chairman of Enodis said:
Following the announcement on 14 April of the recommended cash offer from Manitowoc, valuing each Enodis Share at 260 pence, the Board of Enodis has received a cash offer from ITW valuing each Enodis Share at 282 pence on a comparable basis. This higher offer underlines the regard which Enodis has built in the global foodservice industry.
Having considered carefully all aspects of the offer from ITW, including transaction certainty, from an anti-trust perspective, and the higher price which this offer provides, the Enodis directors have decided unanimously to recommend the offer from ITW to shareholders.
UBS Investment Bank is acting as financial adviser to ITW.
Rothschild is acting as financial adviser to Enodis. Credit Suisse and Investec are acting as joint corporate brokers to Enodis. Credit Suisse has also given financial advice to Enodis.

This summary should be read in conjunction with the full text of this announcement set out in Part II and the Appendices. In particular, the Offer will be subject to the Conditions set out in Appendix I to this announcement and to the further terms that will be set out in the Scheme Document.
•	Appendix I sets out the Conditions and certain further terms of the Offer

•	Appendix II sets out the sources and bases of certain financial information contained in this announcement

•	Appendix III contains an indicative timetable setting out the key dates for implementation of the Offer

•	Appendix IV contains a summary of the key terms of the Implementation Agreement

•	Appendix V contains the definitions of certain terms used in this announcement
ITW will be holding a conference call for investors at 3 p.m. (BST) / 9 a.m. (CST) on Thursday 8 May 2008.

Enquiries:
ITW
+1 847 724 7500
David B. Speer, Chairman and CEO
Ronald D. Kropp, CFO
John L. Brooklier, Vice President, Investor Relations
UBS Investment Bank (Financial Adviser to ITW)
+44 20 7567 8000
Liam Beere James
Robertson
Brunswick (PR Adviser to ITW) +44
20 7404 5959 Simon Sporborg Kate
Holgate James Olley
Enodis
+44 20 7304 6000
Peter Brooks, Chairman
Dave McCulloch, CEO
Dave Wrench, CFO
Rothschild (Financial Adviser to Enodis)
+44 20 7280 5000
Robert Leitao Paul
Simpson Ravi Gupta
Credit Suisse (Joint Corporate Broker to Enodis)
+44 20 7888 8888
John Hannaford
Investec (Joint Corporate Broker to Enodis)
+44 20 7597 5970
Keith Anderson
Financial Dynamics (PR Adviser to Enodis)
+44 20 7269 7186
Richard Mountain
Andrew Lorenz
This announcement is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law. Any response in relation to the Offer should be made only on the basis of the information in the Scheme Document or any document by which the Offer is made. Enodis will prepare the Scheme Document to be distributed to Enodis Shareholders. Enodis and FNI Limited urge Enodis Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Offer. Enodis Shareholders may obtain an additional free copy of the Scheme Document, when it becomes available, from Hammonds LLP at 7 Devonshire Square, Cutlers Gardens, London EC2M 4YH.

Whether or not certain Enodis Shares are voted at the Court Meeting or the General Meeting, if the Scheme becomes effective those Enodis Shares will be cancelled pursuant to the Scheme in return for the payment of 280 pence per Enodis Share.
UBS Investment Bank is acting exclusively for ITW and FNI Limited and no one else in connection with the Offer and will not be responsible to anyone other than ITW and FNI Limited for providing the protections afforded to customers of UBS Investment Bank or for providing advice in relation to the Offer or any other matter referred to herein.
Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no-one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Rothschild nor for providing advice in relation to the Offer or any other matter referred to herein.
Credit Suisse, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no-one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to customers of Credit Suisse or for providing advice in relation to the Offer or any other matters referred to herein.
Investec, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Enodis and no-one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Investec or for providing advice in relation to the Offer or any other matter referred to herein.
Notice to US investors in Enodis
The Offer relates to the shares of a UK company and is proposed to be made by means of a scheme of arrangement provided for under English company law. Enodis is not subject to the reporting requirements of the US Securities Exchange Act of 1934, as amended (the ‘Exchange Act’). An offer effected by means of a scheme of arrangement is not subject to any of the tender offer rules under the Exchange Act. Accordingly, the Offer will be subject to the disclosure requirements applicable to offers in the UK which differ from the disclosure requirements of the US. Financial information included in the relevant documentation will have been prepared in accordance with accounting standards applicable in the UK that may not be comparable to the financial statements of US companies. If ITW exercises its right to implement the Offer by way of a Takeover Offer, the Offer will be made in compliance with the applicable US laws and regulations, including the applicable provisions of the tender offer rules under the Exchange Act.
Dealing Disclosure Requirements
Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, ‘interested’ (directly or indirectly) in one per cent. or more of any class of ‘relevant securities’ of Enodis, all ‘dealings’ in any ‘relevant securities’ of Enodis (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by no later than 3.30 p.m. (London time) on the London Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes effective, lapses or is otherwise withdrawn or on which the ‘offer period’ otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an ‘interest’ in ‘relevant securities’ of Enodis, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the City Code, all ‘dealings’ in ‘relevant securities’ of Enodis by ITW, or Enodis, or by any of their respective ‘associates’, must be disclosed by no later than 12.00 noon (London time) on the London Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk
‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7382 9026; fax +44 (0) 20 7638 1554.
Overseas Jurisdictions
The availability of the Offer to Enodis Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to overseas shareholders will be contained in the Scheme Document.
The release, publication or distribution of this announcement in jurisdictions other than in the United Kingdom may be restricted by law, and therefore, any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Offer disclaim any responsibility or liability for the violation of such requirements by any person. This announcement has been prepared for the purposes of complying with English law, the FSA’s Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.
Copies of this announcement and formal documentation relating to the Offer will not be and must not be mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction.

Forward Looking Statements
This announcement includes ‘forward-looking statements’ intended to qualify for the safe harbour from liability under the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Enodis and ITW and are subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the expected effects on ITW of the Offer, the expected timing and scope of the Offer, anticipated earnings enhancements, and other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as ‘intends’, ‘expects’, ‘anticipates’, ‘targets’, ‘estimates’ and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, unanticipated issues associated with the satisfaction of the Conditions to the Offer; issues associated with obtaining necessary regulatory approvals and the terms and conditions of such approvals; the inability to integrate successfully Enodis within ITW; and changes in anticipated costs related to the acquisition of Enodis. Additional factors that could cause actual results and developments to differ materially include, among other things:
•	unanticipated changes in revenue, margins, costs, and capital expenditures;

•	issues associated with new product introductions;

•	matters impacting the successful and timely implementation of ERP systems;

•	foreign currency fluctuations;

•	increased raw material prices;

•	unexpected issues associated with the availability of local suppliers and skilled labour;

•	the risks associated with growth;

•	geographic factors and political and economic risks;

•	actions of competitors;

•	changes in economic or industry conditions generally or in the markets served by Enodis and ITW;

•	the state of financial and credit markets;

•	unanticipated issues associated with refresh / renovation plans by national restaurant accounts;

•	efficiencies and capacity utilisation of facilities;

•	issues related to new facilities and expansion of existing facilities;

•	work stoppages, labour negotiations, and labour rates;

•	government approval and funding of projects;

•	the ability of our customers to receive financing;

•	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures; and

•	risk and other factors cited in ITW’s filings with the United States Securities and Exchange Commission.
Neither ITW nor Enodis undertakes any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.

Not for release, publication or distribution in whole or in part in, into or from any jurisdiction where to do the same would constitute a violation of the relevant laws of such jurisdiction.
8 May 2008
Recommended cash acquisition of Enodis plc to be made by FNI Limited, a wholly owned subsidiary of Illinois Tool Works Inc.
1. Introduction
The Boards of ITW and Enodis are pleased to announce that agreement has been reached on the terms of a recommended cash offer to be made by FNI Limited, a wholly owned subsidiary of ITW, for the entire issued and to be issued ordinary share capital of Enodis.
2. The Offer
The total acquisition value for each Enodis Share will be 282 pence in cash.
It is intended that the Offer will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006. Under the Scheme, which will be subject to the Conditions and further terms set out below and in Appendix I to this announcement and to be set out in the Scheme Document, holders of Scheme Shares on the register at the Scheme Record Time will be entitled to receive 280 pence in cash for each Enodis Share.
Prior to the Scheme becoming effective, Enodis will pay a dividend of 2 pence per Enodis Share in lieu of an interim dividend in respect of the financial year ending 30 September 2008. This dividend will be payable on 23 June 2008 to Enodis Shareholders on the register as at Close of Business on 30 May 2008. The Offer values Enodis’ existing issued share capital at £1,029 million.
ITW believes that the Offer Price of 280 pence per share represents compelling value to Enodis Shareholders. It equates to a premium of approximately:
•	97.9 per cent. to the Closing Price of 141.5 pence on 8 April 2008, the last Business Day prior to the commencement of the offer period;

•	55.9 per cent. to the average Closing Price of 179.6 pence for the twelve months ended 8 April 2008, the last Business Day prior to the commencement of the offer period; and

•	8.5 per cent. to the Manitowoc offer of 258.0 pence per Enodis Share.
The new Enodis Shares to be issued to FNI Limited pursuant to the Scheme will be issued and acquired, respectively, together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions announced, declared or paid on or after the date of this announcement other than the Dividend.
3. Background to and reasons for the recommendation of the Offer by the Directors of Enodis
On 14 April 2008, the Board of Enodis announced that it had reached an agreement with Manitowoc regarding the terms of a recommended cash offer valuing each Enodis Share at 260 pence. Subsequently the Board of Enodis received an approach from ITW which has resulted in ITW’s formal proposal valuing each Enodis Share at 282 pence.

In evaluating the Offer, the Board of Enodis has considered carefully all aspects of both offers. The Offer is 8.5 per cent. higher than the Manitowoc offer and in the opinion of the Board of Enodis offers appropriate deal certainty. Accordingly, the Board of Enodis has decided unanimously to recommend the Offer to Enodis Shareholders.
4. Recommendation of the Offer
The directors of Enodis, who have been so advised by Rothschild, consider the terms of the Offer to be fair and reasonable. Accordingly, the directors of Enodis have withdrawn their recommendation of the Manitowoc offer and will unanimously recommend that Enodis shareholders vote in favour of the Scheme at the Court Meeting and the General Meeting. In providing their advice, Rothschild has taken into account the commercial assessments of the directors of Enodis. Credit Suisse has also given financial advice to Enodis.
5. Information relating to ITW
ITW is a diversified manufacturing company with nearly 100 years of history delivering specialised expertise, innovative thinking and value-added products to meet critical customer needs in a variety of industries. ITW designs and manufactures fasteners and components, equipment and consumable systems and a variety of specialty products and equipment including commercial food equipment. ITW has more than 825 decentralized business units in 52 countries that employ approximately 60,000 men and women.
ITW Foodservice Equipment businesses provide cooking equipment, including ovens, ranges and broilers, refrigeration equipment, including refrigerators, freezers and prep tables, warewashing equipment, as well as kitchen exhaust, ventilation and pollution control systems and related food retail equipment, including slicers, mixers and scales.
ITW is listed on the New York Stock Exchange, trading under the symbol ITW, and had a market capitalisation of US$28 billion as at close of business on 7 May 2008.
6. Information relating to Enodis
Enodis is one of the leading global food and beverage equipment manufacturers with approximately 6,800 employees and 30 factories in 9 countries. Listed in London and operationally headquartered in Tampa, Florida, the Group’s products can be found in over 100 countries. The Group’s operations comprise two primary divisions: Global Foodservice Equipment and Food Retail Equipment.
Enodis’ Global Foodservice Equipment businesses provide primary cooking, ovens, storage, preparation, holding, warewashing, ice machine, refrigeration and beverage equipment to restaurants and other customers worldwide.
The Food Retail Equipment operations provide refrigeration systems, refrigerated display cases and walk-in cold storage rooms primarily to supermarkets and convenience stores in North America.
The Group offers a broad range of products catering to the needs of foodservice and food retail industries from heating and cooling equipment, to beverage dispensing and warewashing. These products are offered under globally recognised brands including Cleveland, Convotherm, Delfield, Frymaster, Garland, ICE-O-Matic, Jackson, Kysor Panel Systems, Kysor/Warren, Lincoln, Merrychef and Scotsman.

Enodis operates its own master distributors to access dealers and support major global chains in the following major markets: Canada, UK, France, Germany, Spain, Italy and China, along with sales offices, third party distributors and service agents. The revenue split by geography for the financial year ended 29 September 2007 is estimated to be approximately 71 per cent. Americas and 29 per cent. Europe/Asia-Pacific.
The Education and Technology Centre in Florida is Enodis’ flagship to support end customers, distributors and service agents with innovation in technology, brands and service.
7. Background to and reasons for the Offer
A combination of Enodis and ITW food service equipment business will create an industry leader with a global manufacturing footprint. Enodis’ broad food service offering is both additive and complementary to ITW’s food equipment businesses.
Following a successful integration of Enodis, ITW expects significant operational improvements through its 80/20 toolbox and that the transaction will be accretive to earnings per share (fully diluted) in the first full year of operations, excluding non-recurring acquisition accounting expenses. This statement regarding earnings enhancement is not a profit forecast and should not be interpreted to mean that ITW’s future earnings per share will necessarily match or exceed the historical published earnings per share of ITW or Enodis.
ITW expects to retain a strong investment grade credit rating following completion of the Offer.
8. Structure of the Offer
It is intended that the Offer will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006, involving a Capital Reduction under section 135 of the Companies Act 1985. The purpose of the Scheme is to provide for ITW to become the owner of the whole of the issued and to be issued ordinary share capital of Enodis. This is to be achieved by the cancellation of the Scheme Shares pursuant to the Capital Reduction and the application of the reserve arising from such cancellation in paying up in full a number of new Enodis Shares which is equal to the number of Scheme Shares cancelled, and issuing the same to FNI Limited, in consideration for which Scheme Shareholders will receive cash consideration on the basis set out in paragraph 2 of this announcement.
The Scheme, when proposed, will be subject to the Conditions (including the obtaining of certain anti-trust clearances) and certain further terms set out in Appendix I to this announcement and to be set out in the Scheme Document.
In particular, in order to become effective, the Scheme must be approved by a majority in number of the holders of the Scheme Shares (or any relevant class or classes thereof), present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) representing three-fourths or more in value of the Scheme Shares voted by those Scheme Shareholders.
In addition, a special resolution implementing the Scheme and approving the associated Capital Reduction and certain consequential amendments to Enodis’ articles of association must be passed by Enodis Shareholders representing not less than three-fourths of the votes cast at the General Meeting.
Following the Court Meeting and the General Meeting, and the satisfaction (or, where applicable, waiver) of the other Conditions to the Scheme, the Scheme must be sanctioned and the Capital Reduction confirmed by the Court and will become effective only upon delivery to the Registrar of Companies of copies of the Court Orders sanctioning the Scheme and confirming the Capital Reduction and, in relation to the Capital Reduction, the registration of the Reduction Court Order.

Upon the Scheme becoming effective, it will be binding on all Enodis Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting.
It is the current intention of Enodis and ITW to convene the Court Meeting and General Meeting to approve the Scheme on 18 June 2008. ITW expects that the Scheme should become effective in late August 2008. Enodis Shareholders will receive the Offer proceeds shortly after the Scheme becomes effective. An indicative timetable setting out the key dates for implementation of the Offer is contained in Appendix III to this announcement.
The Offer is conditional, among other things, on ITW obtaining certain anti-trust clearances, including from the EU and US anti-trust authorities. ITW has given certain undertakings to Enodis with a view to obtaining these anti-trust clearances by no later than 4 November 2008. In addition, ITW has also agreed in certain circumstances to pay a termination fee of US$50 million to Enodis. Further details of this fee and ITW’s undertakings in relation to anti-trust clearances are contained in Appendix IV.
The Scheme Document setting out further details of the Offer and the procedures to be followed in connection with the implementation of the Scheme, together with Forms of Proxy for the Court Meeting and the General Meeting, will be posted to Enodis Shareholders and, for information only, to participants in the Enodis Share Schemes as soon as practicable and in any event within 28 days of the date of this announcement unless otherwise agreed with the Panel.
9. Management and employees of Enodis
ITW regards the management and employees of Enodis as key to the ongoing success of the combined Group. ITW confirms that following the Offer becoming or being declared unconditional in all respects, the existing employment rights of all of the employees of Enodis will be fully safeguarded.
10. Enodis Share Schemes
As soon as practicable following the publication of the Scheme Document, an explanatory letter will be sent to the participants in the Enodis Share Schemes explaining the effect of the Scheme on them and, where applicable, their right to exercise share options or to receive shares under awards. Appropriate proposals will be made to the participants in the Enodis Share Schemes. Performance conditions applying to options and awards under the Enodis Share Schemes will be treated as fulfilled and such options and awards will otherwise vest in accordance with their terms. To the extent that awards under the Enodis plc Performance Share Plan do not vest, ITW will pay an amount equal to 280 pence in cash per unvested award to award holders who remain Wider Enodis Group employees after the Effective Date. In addition, retention arrangements are to be designed for key members of Enodis staff, on terms to be agreed between ITW and Enodis, to help retain the services of the eligible staff until the Effective Date or such later date as Enodis and ITW may agree.
It is proposed to amend the articles of association of Enodis at the General Meeting to provide that, if the Scheme becomes effective, any Enodis Shares issued after the Capital Reduction Record Time will automatically be transferred to ITW in exchange for the Offer Price in cash on the same basis as under the Scheme. Consequently, participants in the Enodis Share Schemes who exercise any options or receive shares under awards after the Scheme becomes effective will receive the same cash consideration as the holders of Scheme Shares who receive the Offer Price under the Scheme.
Full details of these proposals will be set out in the letters to the participants in the Enodis Share Schemes.

11. Implementation Agreement and Inducement Fee
ITW and Enodis have entered into the Implementation Agreement dated 8 May 2008 under the terms of which they have agreed to implement the Scheme.
Under the terms of the Implementation Agreement, Enodis has agreed to pay an inducement fee to ITW of £10.8 million (or the maximum payable by Enodis under Rule 21.2 of the Code and paragraph 10.2.7.R of the Listing Rules, if applicable) if the Enodis directors do not unanimously and without qualification recommend Enodis Shareholders to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept the Takeover Offer) or they at any time withdraw or adversely modify or qualify their recommendation to Enodis Shareholders to vote in favour of the Scheme and/or the General Meeting Resolutions (or if applicable to accept the Takeover Offer) or they at any time decide not to proceed with the Scheme.
Further details of the Implementation Agreement and inducement fee are contained in Appendix IV.
12. Offer financing
It is intended that the Offer will be financed by a committed credit facility to be provided by UBS Loan Finance LLC. Further information on the financing for the Offer will be set out in the Scheme Document.
UBS Investment Bank is satisfied that sufficient resources are available to FNI Limited to satisfy in full the cash consideration payable to Enodis Shareholders under the terms of the Offer.
13. Disclosure of interests in Enodis Shares
Neither ITW nor FNI Limited, nor any of the directors of ITW and FNI Limited nor, so far as ITW or FNI Limited is aware, any person acting in concert with ITW or FNI Limited has (i) any interest in, or right to subscribe for, any Enodis Shares, nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery or (ii) has borrowed or lent any Enodis Shares. Furthermore, no arrangement exists with ITW, FNI Limited, Enodis or an associate of ITW, FNI Limited or Enodis in relation to Enodis Shares. For these purposes, an ‘arrangement’ includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Enodis Shares which may be an inducement to deal or refrain from dealing in such securities and ‘interest’ includes any long economic exposure, whether conditional or absolute, to changes in the prices of securities. A person is treated as having an ‘interest’ by virtue, inter alia, of the ownership or control of securities or by virtue of any option to respect of, or derivative referenced to, securities. In view of the requirement for confidentiality, neither Enodis nor FNI Limited have made any enquiries in this respect of certain parties who may be deemed by the Panel to be acting in concert with them for the purposes of the Offer.
14. Delisting
Prior to the Scheme becoming effective, Enodis will make an application to the London Stock Exchange to cancel trading in the Enodis Shares on its market for listed securities and to the UK Listing Authority to cancel the listing of the Enodis Shares from the Official List in each case with effect from 8.00 a.m. on the Effective Date.
On the Effective Date, share certificates in respect of the Enodis Shares will cease to be valid, and entitlements to Enodis Shares held within the CREST system will be cancelled.

15. Overseas Shareholders
The availability of the Offer to persons not resident in the UK may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about and observe any applicable requirements of their jurisdiction. Enodis Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay. Further details in relation to overseas shareholders will be contained in the Scheme Document.
16. General
The Offer will be subject to the Conditions set out in Appendix I to this announcement and to the further terms that will be set out in the Scheme Document.
•	Appendix I sets out the Conditions and certain further terms of the Offer

•	Appendix II sets out the sources and bases of certain financial information contained in this announcement

•	Appendix III contains an indicative timetable setting out the key dates for implementation of the Offer

•	Appendix IV contains a summary of the key terms of the Implementation Agreement

•	Appendix V contains the definitions of certain terms used in this announcement
This announcement is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law. Any response in relation to the Offer should be made only on the basis of the information in the Scheme Document or any document by which the Offer is made. Enodis will prepare the Scheme Document to be distributed to Enodis Shareholders. Enodis and FNI Limited urge Enodis Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Offer. Enodis Shareholders may obtain an additional free copy of the Scheme Document, when it becomes available, from Hammonds LLP at 7 Devonshire Square, Cutlers Gardens, London EC2M 4YH.
Whether or not certain Enodis Shares are voted at the Court Meeting or the General Meeting, if the Scheme becomes effective those Enodis Shares will be cancelled pursuant to the Scheme in return for the payment of 280 pence per Enodis Share.
UBS Investment Bank is acting exclusively for ITW and FNI Limited and no one else in connection with the Offer and will not be responsible to anyone other than ITW and FNI Limited for providing the protections afforded to customers of UBS Investment Bank or for providing advice in relation to the Offer or any other matter referred to herein.
Rothschild, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Rothschild nor for providing advice in relation to the Offer or any other matter referred to herein.

Credit Suisse, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Enodis and no-one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to customers of Credit Suisse or for providing advice in relation to the Offer or any other matters referred to herein.
Investec, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Enodis and no one else in connection with the Offer and will not be responsible to anyone other than Enodis for providing the protections afforded to the customers of Investec or for providing advice in relation to the Offer or any other matter referred to herein.
Notice to US investors in Enodis
The Offer relates to the shares of a UK company and is proposed to be made by means of a scheme of arrangement provided for under English company law. Enodis is not subject to the reporting requirements of the US Securities Exchange Act of 1934, as amended (the ‘Exchange Act’). An offer effected by means of a scheme of arrangement is not subject to any of the tender offer rules under the Exchange Act. Accordingly, the Offer will be subject to the disclosure requirements applicable to offers in the UK which differ from the disclosure requirements of the US. Financial information included in the relevant documentation will have been prepared in accordance with accounting standards applicable in the UK that may not be comparable to the financial statements of US companies. If ITW exercises its right to implement the Offer by way of a Takeover Offer, the Offer will be made in compliance with the applicable US laws and regulations, including the applicable provisions of the tender offer rules under the Exchange Act.
Dealing Disclosure Requirements
Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, ‘interested’ (directly or indirectly) in one per cent. or more of any class of ‘relevant securities’ of Enodis, all ‘dealings’ in any ‘relevant securities’ of Enodis (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by no later than 3.30 p.m. (London time) on the London Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes effective, lapses or is otherwise withdrawn or on which the ‘offer period’ otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an ‘interest’ in ‘relevant securities’ of Enodis, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the City Code, all ‘dealings’ in ‘relevant securities’ of Enodis by ITW, or Enodis, or by any of their respective ‘ associates’, must be disclosed by no later than 12.00 noon (London time) on the London Business Day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk
‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7382 9026; fax +44 (0) 20 7638 1554.

Overseas Jurisdictions
The availability of the Offer to Enodis Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to overseas shareholders will be contained in the Scheme Document.
The release, publication or distribution of this announcement in jurisdictions other than in the United Kingdom may be restricted by law, and therefore, any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Offer disclaim any responsibility or liability for the violation of such requirements by any person. This announcement has been prepared for the purposes of complying with English law, the FSA’s Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.
Copies of this announcement and formal documentation relating to the Offer will not be and must not be mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction.

Forward Looking Statements
This announcement includes ‘forward-looking statements’ intended to qualify for the safe harbour from liability under the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Enodis and ITW and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the expected effects on ITW of the Offer, the expected timing and scope of the Offer, anticipated earnings enhancements and other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as ‘intends’, ‘expects’, ‘anticipates’, ‘targets’, ‘estimates’ and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, unanticipated issues associated with the satisfaction of the Conditions to the Offer; issues associated with obtaining necessary regulatory approvals and the terms and conditions of such approvals; the inability to integrate successfully Enodis within ITW; and changes in anticipated costs related to the acquisition of Enodis. Additional factors that could cause actual results and developments to differ materially include, among other things:
•	unanticipated changes in revenue, margins, costs, and capital expenditures;

•	issues associated with new product introductions;

•	matters impacting the successful and timely implementation of ERP systems;

•	foreign currency fluctuations;

•	increased raw material prices;

•	unexpected issues associated with the availability of local suppliers and skilled labour;

•	the risks associated with growth;

•	geographic factors and political and economic risks;

•	actions of competitors;

•	changes in economic or industry conditions generally or in the markets served by Enodis and ITW;

•	the state of financial and credit markets;

•	unanticipated issues associated issues with refresh / renovation plans by national restaurant accounts;

•	efficiencies and capacity utilisation of facilities;

•	issues related to new facilities and expansion of existing facilities;

•	work stoppages, labour negotiations, and labour rates;

•	government approval and funding of projects;

•	the ability of our customers to receive financing;

•	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures; and

•	risk and other factors cited in ITW’s filings with the United States Securities and Exchange Commission.
Neither ITW nor Enodis undertakes any obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.

Appendix I
Conditions and certain further terms of the Offer
The Offer will be conditional upon the Scheme becoming unconditional and becoming effective by not later than 10 December 2008 or if ITW elects (with the consent of the Panel) 28 February 2009 or such later date (if any) as ITW and Enodis may, with the consent of the Panel, agree and (if required) the Court may allow.
Part A: Conditions of the Offer
1	The Scheme will be conditional upon:

1.1	the approval of the Scheme by a majority in number of the holders of Scheme Shares (or any relevant class or classes thereof), present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) representing three-fourths or more in value of the Scheme Shares voted by those Scheme Shareholders;

1.2	the resolution(s) required to implement the Scheme and set out in the notice of the General Meeting being duly passed by the requisite majority at the General Meeting (or at any adjournment of such meeting); and

1.3	the sanction (with or without modification, on terms reasonably acceptable to Enodis and ITW) of the Scheme and the confirmation of the Capital Reduction by the Court and office copies of the Court Orders being filed with, and in the case of the Reduction Court Order, registered by the Registrar of Companies.

2	In addition, ITW and Enodis have agreed that, subject as stated in Part B below, the Offer will be conditional upon the following matters, and accordingly the necessary actions to make the Scheme effective will not be taken unless such Conditions have been satisfied (where capable of satisfaction), or waived, prior to the Scheme being sanctioned by the Court in accordance with paragraph 1 above;

2.1	all filings having been made and all or any appropriate waiting periods, including any extensions thereof, applicable under the HSR Act having expired, lapsed or been terminated as appropriate in each case in respect of the Offer;

2.2	pursuant to the EC Merger Regulation:
2.2.1	the European Commission taking a decision (or being deemed to have taken a decision) that it will not initiate proceedings under Article 6(1)(c) of the EC Merger Regulation in relation to the Offer or any matter arising from or relating to the Offer; or

2.2.2	the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Offer to the competent authorities of one or more Member States under Article 9(3) of the EC Merger Regulation; and
(i)	each such authority taking a decision with equivalent effect to that referred to in Condition 2.2.1 with respect to those parts of the Offer referred to it; and

(ii)	the European Commission taking any of the decisions referred to in Condition 2.2.1 with respect to any part of the Offer retained by it.

2.3	clearance having been obtained (or deemed to have been obtained) in relation to the Offer from any other relevant anti-trust regulator in addition to Conditions 2.1 or 2.2;

2.4	no central bank, government or governmental, quasi governmental, supranational, statutory, regulatory, environmental or investigative body, trade agency or court, or any other body or person in any jurisdiction (other than, for the avoidance of doubt, any antitrust regulator, including, but not limited to the European Commission in its capacity as competent authority for the purposes of the EC Merger Regulation or the US Department of Justice or Federal Trade Commission in their capacity as competent authorities for the purposes of the HSR Act, or any other regulator applying national merger control) (each a ''Third Party’’) having given notice of a decision or decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken, or otherwise having done anything, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other step which is material in the context of the Offer which would or might reasonably be expected to:
2.4.1	make the Offer, its implementation or the acquisition or proposed acquisition of any Enodis Shares by FNI Limited or by any member of the Wider ITW Group void, unenforceable or illegal, under the laws of any jurisdiction, or otherwise directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith in any material respect;

2.4.2	result in a material delay in the ability of FNI Limited or any member of the Wider ITW Group, or prevent it or render it unable, to acquire some or all of Enodis Shares or require a divestiture by ITW or by any member of the Wider ITW Group of any Enodis Shares;

2.4.3	require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture, by FNI Limited or any member of the Wider ITW Group or by any member of the Wider Enodis Group of all or any portion of their respective businesses, assets or property or impose any limitation on their ability to conduct their respective businesses (or any of them) or to own their respective assets or properties or any part of them, to an extent in any such case which is material in the context of the Offer;

2.4.4	impose any material limitation on, or result in a material delay in, the ability of FNI Limited or any member of the Wider ITW Group directly or indirectly to acquire or to hold or to exercise effectively, directly or indirectly, all rights of ownership of shares, loans or other securities (or the equivalent) in, or to exercise management control over, Enodis or the ability of any member of the Wider ITW Group or FNI Limited to hold or exercise effectively any rights of ownership of shares, loans or other securities in, or to exercise management control over, any member of the Wider Enodis Group;

2.4.5	other than in connection with the Offer, require any member of the Wider ITW Group or of the Wider Enodis Group to acquire, or offer to acquire, any shares or other securities (or the equivalent) in, or any asset owned by, any member of the Wider Enodis Group owned by any third party;

2.4.6	result in any member of the Wider Enodis Group ceasing to be able to carry on business under any name which it presently does so, the consequences of which would be material in the context of the Wider Enodis Group taken as a whole;

2.4.7	impose any limitation on the ability of any member of the Wider Enodis Group to co-ordinate its business, or any part of it, with the businesses of any other member of the Wider Enodis Group which in any such case is material and adverse in the context of the Wider Enodis Group taken as a whole; or

2.4.8	otherwise adversely affect the business, assets, liabilities, profits or financial or trading position of any member of the Wider ITW Group or of the Wider Enodis Group, to an extent in any such case which is material in the context of the Wider ITW Group or the Wider Enodis Group, as the case may be, taken as a whole (as the case may be), and all applicable waiting and other time periods during which any such Third Party could take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any relevant jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Enodis Shares having expired, lapsed or been terminated;
2.5	all necessary notifications, filings and applications having been made in connection with the Offer and all statutory and regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition or the proposed acquisition of Enodis Shares by FNI Limited or any member of the Wider ITW Group and all necessary authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions and approvals in any jurisdiction in connection with the Offer or the acquisition or the proposed acquisition of Enodis Shares by FNI Limited or any member of the Wider ITW Group (other than, for the avoidance of doubt, any authorisation or decision from any anti-trust regulator, including, but not limited to, the European Commission under the EC Merger regulation or the US Department of Justice or the Federal Trade Commission under the HSR Act, or the decision or authorisation of any other regulator applying national merger control) (‘Authorisations’) having been obtained in terms and in a form satisfactory to ITW (acting reasonably) from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider ITW Group or the Wider Enodis Group has entered into contractual arrangements, all or any applicable waiting and other time periods having expired, lapsed or been terminated (as appropriate) and all such Authorisations (together with all material Authorisations necessary to carry on the business of any member of the Wider Enodis Group) which are material in the context of the Wider Enodis Group (taken as a whole) remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice of any intention to revoke, suspend, restrict, amend or not to renew any such Authorisations at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any relevant jurisdiction having been materially complied with;

2.6	save as Disclosed, there being no provision of any arrangement, agreement, lease, licence, permit or other instrument to which any member of the Wider Enodis Group is a party or by or to which any such member or any of its assets is or may be bound or be subject, which, in each case, as a consequence of the Offer or the acquisition or the proposed acquisition by ITW or any member of the Wider ITW Group of any shares or other securities (or the equivalent) in Enodis or because of a change in the control or management of any member of the Wider Enodis Group or otherwise, would or might reasonably be expected to result in, to an extent which is material in the context of the Wider Enodis Group taken as a whole:
2.6.1	any monies borrowed by, or any other indebtedness, actual or contingent, of, or grant available to, any member of the Wider Enodis Group being or becoming repayable, or being capable of being declared repayable immediately or prior to their or its stated maturity, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

2.6.2	the creation or enforcement of any mortgage, charge or other security interest, over the whole or any part of the business, property or assets of any member of the Wider Enodis Group or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable;

2.6.3	any such arrangement, agreement, lease, licence, permit or other instrument being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

2.6.4	any assets or interest of any member of the Wider Enodis Group being or failing to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, or could cease to be available to any member of the Wider Enodis Group;

2.6.5	the rights, liabilities, obligations or interests of any member of the Wider Enodis Group in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest of business) being terminated, adversely modified or adversely affected;

2.6.6	any member of the Wider Enodis Group ceasing to be able to carry on business under any name under which it presently does so;

2.6.7	the value or financial or trading position or profits of Enodis or any member of the Wider Enodis Group being prejudiced or adversely affected;

2.6.8	the creation of any liability (actual or contingent) by any member of the Wider Enodis Group; or

2.6.9	the creation of any liability of any member of the Wider Enodis Group to make any severance, termination, bonus or other payment to any of its directors or other officers, and no event having occurred which, under any provision of any arrangement, agreement, lease, licence, permit or other instrument to which any member of the Wider Enodis Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in paragraphs 2.6.1 to 2.6.9 to an extent which is material in the context of the Wider Enodis Group as a whole;
2.7	save as Disclosed, no member of the Wider Enodis Group having since 29 September 2007:
2.7.1	issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue of additional shares of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Enodis and wholly-owned subsidiaries of Enodis and save for the issue of Enodis Shares pursuant to or in connection with rights granted under, or the grant of rights under, Enodis Share Schemes);

2.7.2	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution whether payable in cash or otherwise other than:
(i)	dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of Enodis to Enodis or any of its wholly-owned subsidiaries; or

(ii)	the Dividend.
2.7.3	other than pursuant to the Offer (and save for transactions between Enodis and its wholly-owned subsidiaries) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, or scheme, or acquisition or disposal of assets or share (or the equivalent thereof) in any undertaking or undertakings that is material in the context of Wider Enodis Group taken as a whole or any change in its share or loan capital;

2.7.4	(save for transactions between the Wider Enodis Group and its wholly-owned subsidiaries) disposed of, or transferred, mortgaged or created any security interest over any asset or any right, title or interest in any asset that is material in the context of the Wider Enodis Group taken as a whole or authorised, proposed or announced any intention to do so;

2.7.5	made, authorised, proposed or announced an intention to propose any change in its loan capital which is material in the context of the Wider Enodis Group as a whole;

2.7.6	(save for transactions between Enodis and its wholly-owned subsidiaries) issued, authorised or proposed or announced an intention to authorise or propose, the issue of any debentures or (save for transactions between Enodis and its wholly-owned subsidiaries or transactions under existing credit arrangements) incurred any indebtedness or contingent liability which is material in the context of the Wider Enodis Group as a whole;

2.7.7	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, arrangement, agreement, offer or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or magnitude or which involves or could involve an obligation of such a nature or magnitude which is, in any such case material in the context of the Wider Enodis Group taken as a whole;

2.7.8	save as agreed by FNI Limited in writing or other than in the ordinary course, entered into or varied to a material extent or authorised, proposed or announced its intention to enter into or vary to a material extent the terms of, or make any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of, any service agreement with any director or senior executive of Enodis;

2.7.9	proposed, agreed to provide or modified the terms of any share option scheme or any incentive scheme relating to the employment or termination of employment of any employee of the Wider Enodis Group save as agreed by ITW in writing or other than in the ordinary course;

2.7.10	other than in connection with the Offer, implemented or effected, or authorised, proposed or announced its intention to implement or effect, any composition, assignment, reconstruction, amalgamation, commitment, scheme or other offer or arrangement otherwise than in the ordinary course of business;

2.7.11	purchased, redeemed or repaid or announced a proposal to purchase, redeem or repay any of its own shares or other securities (or the equivalent) or reduced or made any other change to or proposed the reduction or other change to any part of its share capital, save for any shares allotted in connection with Enodis Share Schemes or as between Enodis and wholly-owned subsidiaries of Enodis;

2.7.12	(other than in respect of claims between Enodis and any wholly owned subsidiary of Enodis) waived, compromised or settled any claim otherwise than in the ordinary course of business which is material in the context of the business of the Wider Enodis Group taken as a whole;

2.7.13	terminated or varied the terms of any agreement or arrangement between any member of the Wider Enodis Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider Enodis Group taken as a whole;

2.7.14	(save as disclosed on registers publicly available prior to the date of this announcement) or as envisaged in accordance with the terms of the Scheme made any alteration to its memorandum or articles of association;

2.7.15	save to the extent agreed to by FNI Limited in writing or other than in the ordinary course, made or agreed or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and / or employees and / or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation;

2.7.16	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or any part of any business;

2.7.17	(other than in respect of a member which is dormant and was solvent at the relevant time) taken or proposed any corporate action or had any action or proceedings or other steps instituted against it for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction; or

2.7.18	entered into any agreement, arrangement or commitment or passed any resolution or made any proposal or announcement with respect to, or to effect, any of the transactions, matters or events referred to in this Condition 2.7;
2.8	since 29 September 2007, save as Disclosed there having been:

2.8.1	no adverse change or deterioration having occurred in the business, assets, profits, financial or trading position of any member of the Wider Enodis Group which is material in the context of the Wider Enodis Group taken as a whole;

2.8.2	no criminal investigations, litigation, arbitration proceedings, prosecution or other legal proceedings having been announced or instituted by or against or remaining outstanding against or in respect of any member of the Wider Enodis Group and no enquiry or investigation by or complaint or reference to any Third Party against or in respect of any member of the Wider Enodis Group having been threatened, announced or instituted or remaining outstanding, against or in respect of any member of the Wider Enodis Group and which in any such case would or might reasonably be expected to have a material adverse effect on the Wider Enodis Group taken as a whole; or

2.8.3	no contingent or other liability in respect of any member of the Wider Enodis Group having arisen which would or might reasonably be expected to adversely affect any member of the Wider Enodis Group and which in any such case is material in the context of Wider Enodis Group taken as a whole; and

2.8.4	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or material modification of any licence held by any member of the Wider Enodis Group which is necessary for the proper carrying on of its business and which is material in the context of the Wider Enodis Group taken as a whole; and
2.9	save as Disclosed, FNI Limited not having discovered:
2.9.1	that the financial, business or other information concerning the Wider Enodis Group publicly announced at any time prior to 6.00 p.m. on 7 May 2008 by or on behalf of any member of the Wider Enodis Group contains a misrepresentation of fact (that was not corrected prior to 6:00 p.m. on 7 May 2008) or omits to state a fact necessary to make the information contained therein not misleading (and such fact was not otherwise Disclosed) and which is, in any case, material in the context of the Wider Enodis Group taken as a whole;

2.9.2	any information which affects the import of any information publicly announced at any time prior to 6.00 p.m. on 7 May 2008 by or on behalf of any member of the Wider Enodis Group and which is material in the context of the Wider Enodis Group taken as a whole;

2.9.3	that any member of the Wider Enodis Group is, subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and which is material in the context of the Wider Enodis Group taken as a whole;

2.9.4	that any past or present member of the Wider Enodis Group has failed to comply with any applicable legislation or regulations of any jurisdiction or any notice or requirement of any Third Party with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has been any such storage, presence, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non-compliance would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Enodis Group and which is material in the aggregate, in the context of the Wider Enodis Group taken as a whole; or

2.9.5	there is, or is reasonably likely to be, any obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider Enodis Group under any environmental legislation, regulation, notice, circular or order of any Third Party in any jurisdiction, in each case to an extent which is material in the context of the Wider Enodis Group taken as a whole.
Part B: Waiver of Conditions and further terms of the Offer
3	FNI Limited reserves the right to waive, in whole or in part, all or any of the above Conditions, except Condition 1. FNI Limited shall be under no obligation to waive or treat as satisfied any of such Conditions by a date earlier than the date specified above for the satisfaction thereof notwithstanding that the other Conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such Conditions may not be capable of fulfilment.

4	If ITW or FNI Limited is required by the Panel to make an offer for Enodis Shares under the provisions of Rule 9 of the Code, ITW or FNI Limited may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

5	The Offer will lapse and the Scheme or Takeover Offer will not proceed if the European Commission initiates proceedings under Article 6(1)(c) of the EC Merger Regulation or the Offer is referred to the Competition Commission before the date of the Court Meeting.
Part C: Certain further terms of the Offer
6	ITW and FNI Limited reserve the right, with the consent of the Panel, to elect to implement the Offer by way of a Takeover Offer. In such event, such offer will (unless otherwise agreed) be implemented on the same terms (subject to appropriate amendments) so far as applicable, as those which would apply to the Scheme.

7	The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

8	Enodis Shares will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement other than the Dividend.

9	This announcement and any rights or liabilities arising hereunder, together with the Offer and the Scheme, will be governed by English law and will be subject to the jurisdiction of the English Courts. The rules and regulations of the FSA and the rules contained in the Code, so far as they are appropriate, will apply to the Offer.

Appendix II
Bases and Sources
(a)	Unless otherwise stated, financial information relating to Enodis has been extracted or provided (without material adjustment) from the audited annual report and accounts for Enodis for the year ended 29 September 2007 reported under IFRS and financial information relating to ITW has been extracted or provided (without material adjustment) from the audited annual report and accounts for ITW for the year ended 31 December 2007 reported under US GAAP.

(b)	As at the Close of Business on 7 May 2008, Enodis had in issue 367,538,479 Enodis ordinary shares of 10 pence each.

(c)	As at the Close of Business on 7 May 2008, ITW had in issue 522,781,884 ITW Common shares of US$0.01 each.

(d)	Enodis’ revenue split by geography for the financial year ended 29 September 2007 is based on management estimates.

Appendix III
Expected Timetable of Principal Events
The following dates are subject to change in the circumstances referred to in note (1) below

Date (2008)	Action
Tues 27 May	Scheme Document posted

Close of business on Fri 30 May	Dividend Record Date

Tues 18 June	Court Meeting and General Meeting held

Mon 23 June	Payment date for Dividend
The following dates are indicative only and may be subject to revision depending, amongst other things, on the dates on which anti-trust clearances are obtained. See note (2) below.

12 August 2008	Scheme Court Hearing (to sanction the Scheme)

6.00 p.m. on 13 August 2008	Capital Reduction Record Time

14 August 2008	Reduction Court Hearing (to confirm the Capital Reduction)

14 August 2008	Last day of dealing in Enodis Shares

6.00 p.m. on 14 August 2008 15 August 2008	Scheme Record Time Effective Date

8.00 a.m. on 15 August 2008	Cancellation of listing of Enodis Shares

29 August 2008	Latest date for payment of Offer Price to Enodis Shareholders
Notes:
1	The above dates and times are indicative only and will depend, inter alia, on the dates on which the Scheme Document is posted, the Court Meeting and General Meeting are held, the dates on which all anti-trust clearances are obtained, and the dates on which the Court sanctions the Scheme and confirms the Capital Reduction.

2	This timetable assumes that all anti-trust clearances are obtained in early August 2008. If clearances are obtained at a different date, the above dates will change accordingly.

3	If, following the posting of the Scheme Document, any of the above dates change, Enodis will (unless the Panel otherwise consents) give notice of the change by issuing a circular to Enodis Shareholders and by issuing an appropriate announcement through a Regulatory Information Service.

4	Unless otherwise stated, all references to times are to London time.

Appendix IV
Implementation Agreement
ITW and Enodis have entered into the Implementation Agreement dated 8 May 2008 under the terms of which they have agreed to implement the Scheme. In particular, the Implementation Agreement includes the following provisions:
Anti-trust clearances
The parties have agreed to use all reasonable endeavours to ensure that all necessary anti-trust clearances are obtained by 4 November 2008.
ITW has agreed to make its US anti-trust filings within 10 Business Days and its EC anti-trust filings within 10 weeks of the date of this announcement.
ITW has undertaken to Enodis that if ITW does not agree to certain remedies, if these are required by anti-trust regulators in order to obtain anti-trust clearances, concerning the ITW Group or certain parts of the Enodis Group, it will pay Enodis a termination fee of US$50 million. Such termination fee will not be payable if, prior to it otherwise becoming payable: (i) Enodis has materially breached certain obligations to co-operate in obtaining the anti-trust clearances and such breach has materially contributed to the non-satisfaction of the anti-trust conditions; or (ii) the Enodis directors have withdrawn or adversely modified or qualified their recommendation to Enodis Shareholders to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept the Takeover Offer); or (iii) the Offer has lapsed or has been withdrawn by ITW invoking (whether before or after posting of the Scheme Document) any condition other than the anti-trust conditions.
Irrevocable undertakings
If at any time the irrevocable undertakings provided by the directors of Enodis to Manitowoc, pursuant to which the directors have undertaken, inter alia, to vote in favour of resolutions to facilitate the offer announced by Manitowoc (the “Manitowoc Irrevocable Undertakings”), cease to be binding, and at such time the Scheme or (where ITW has elected to implement the Offer by way of Takeover Offer) the Takeover Offer has not lapsed or been withdrawn and is or becomes recommended by the directors of Enodis, Enodis shall procure that the directors of Enodis execute irrevocable undertakings in favour of ITW’s Scheme or Takeover Offer in substantially identical form to the Manitowoc Irrevocable Undertakings.
Non-solicitation arrangements
Enodis has undertaken that until the earliest of (i) the Effective Date, (ii) the Takeover Offer (if ITW elects to implement the acquisition of Enodis by way of a Takeover Offer) becoming or being declared unconditional in all respects and (iii) termination of the Implementation Agreement in accordance with its terms:
(i)	it shall not directly or indirectly solicit, initiate, encourage or otherwise seek to procure any initial or further approach to any other person with a view to a Third Party Transaction taking place; and

(ii)	it shall not directly or indirectly entertain any approach from, or enter into or continue discussions and/or negotiations with any other person with a view to a Third Party Transaction taking place other than to the extent that the Enodis directors conclude, having taken appropriate legal and financial advice, that compliance with the obligation or restriction in question would, or would reasonably be likely to, constitute a breach of their fiduciary duties as Enodis directors.
Furthermore, Enodis has agreed to notify ITW of any approach that is made to it with a view to its entering into negotiations of the type described above and if it receives any request for information from any third party pursuant to Rule 20.2 of the Code.
If Enodis receives any request for information pursuant to Rule 20.2 of the Code, Enodis has agreed (i) not to supply any additional information to any third party other than to a party that has made the Rule 20.2 request and (ii) (other than information to which that party is entitled under Rule 20.2 of the Code) only to the extent that such information is also provided to ITW at the same time.
Inducement fee
Enodis has agreed to pay an inducement fee to ITW of £10.8 million if:
(i)	the Enodis directors do not unanimously and without qualification recommend Enodis Shareholders to vote in favour of the Scheme and the General Meeting Resolutions (or if applicable to accept the Takeover Offer) or they at any time withdraw or adversely modify or qualify their recommendation to shareholders to vote in favour of the Scheme and / or the General Meeting Resolutions (or if applicable to accept the Takeover Offer) or they at any time decide not to proceed with the Scheme; or

(ii)	a Third Party Transaction is announced prior to the Offer lapsing or being withdrawn, which Third Party Transaction subsequently becomes or is declared wholly unconditional or is completed, provided always that, in the event of a break fee being paid or becoming payable pursuant to an agreement entered into by Enodis prior to the date of the Implementation Agreement, the inducement fee payable to ITW shall be the maximum payable by Enodis under Rule 21.2 of the Code and Listing Rule 10.2.7R, less the amount paid by Enodis pursuant to such prior agreement. Enodis has agreed not to enter into an inducement fee agreement or any similar arrangement with any other party following the date of this announcement.
Conduct of business undertakings
Enodis has undertaken that until the earliest of (i) the Effective Date; (ii) termination of the Implementation Agreement and (iii) a withdrawal or adverse modification or qualification of the directors’ recommendation of the Offer, without ITW’s consent, it shall not (amongst other things): (i) carry on business other than in the ordinary course; (ii) declare, set aside or pay any dividends except for the payment of the Dividend, (iii) compromise, settle, release, discharge or compound any material litigation; (iv) enter into, or exercise an option in relation to, any agreement or incur any commitment involving any capital expenditure in excess of £10 million in aggregate, exclusive of VAT on or before 31 August 2008 and thereafter in excess of such amount as agreed between Enodis and ITW acting in good faith; or (v) incur any additional borrowings that are material in the context of the Enodis Group as a whole, otherwise than pursuant to any facility or other arrangement for the provision of indebtedness to any member of the Group existing at the date of the agreement in the form existing as at the date of the agreement; .

Alternative means of implementing the Offer
The Implementation Agreement provides that ITW may elect to implement the Offer as a Takeover Offer provided that the Takeover Offer is made in accordance with the terms and conditions set out in this announcement and either (i) the Takeover Offer is made with the prior written consent of Enodis, (ii) the Takeover Offer is announced following the Enodis directors having withdrawn or adversely modified or qualified their recommendation to Enodis’ Shareholders to vote in favour of the Scheme and the General Meeting Resolutions or (iii) a competing offer is announced by a third party or a competing third party offer, which is subject to the Code (including, but not limited to, the offer by Manitowoc announced on 14 April 2008), is switched to be made by way of contractual takeover offer.
Termination
The Implementation Agreement will terminate with immediate effect (other than the provisions relating to the inducement fee and the anti-trust termination fee) on the occurrence of the earliest of the following:
(i)	the anti-trust termination fee becoming due and payable by ITW;

(ii)	by notice in writing from ITW following a material breach of any of the obligations of Enodis;

(iii)	by notice in writing from ITW if a Third Party Transaction becomes or is declared wholly unconditional or is completed;

(iv)	if the Scheme is not sanctioned by the Enodis Shareholders, unless this is because ITW has elected to implement the Offer as a Takeover Offer;

(v)	if the Effective Date has not occurred on or before 10 December 2008 or if ITW so elects (and the Panel has consented to the extension of the timetable under the Offer) 28 February 2009; or

(vi)	the Takeover Offer (if made) lapses or is withdrawn.

Appendix V
Definitions

‘Annual Report’	means the audited consolidated financial statements of Enodis for the year ended 29 September 2007;

‘Board’	means board of directors;

‘Business Day’	means a day (excluding Saturdays, Sundays, and the UK public holidays) on which banks are generally open for business in the City of London;

‘Capital Reduction’	means the reduction in Enodis’ share capital pursuant to section 135 of the Companies Act 1985, involving the reduction and cancellation and extinguishing of the Scheme Shares as provided for by the Scheme;

‘Capital Reduction Record Time’	means 6.00 p.m. on the last Business Day before the date of the Court hearing at which the Reduction Court Order will be sought;

‘Close of Business’	means 6.00 p.m. on that Business Day;

‘Closing Price’	means the closing middle market quotation of an Enodis Share, as derived from the Daily Official List;

‘Code’ or ‘City Code’	means The City Code on Takeovers and Mergers;

‘Conditions’	means the conditions to the Offer as set out in Appendix I to this announcement;

‘Court’	means the High Court of Justice in England and Wales;

‘Court Meeting’	means the meeting of Scheme Shareholders to be convened by order of the Court under section 896 of the Companies Act 2006 to consider and, if thought fit, approve the Scheme, including any adjournment thereto;

‘Court Orders’	means the Scheme Court Order and the Reduction Court Order;

‘Credit Suisse’	means Credit Suisse Securities (Europe) Limited;

‘CREST’	means the system for paperless settlement of trades and securities and the holding of uncertificated securities generated by Euroclear UK & Ireland Limited in accordance with the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) as amended;

‘Daily Official List’	means the Daily Official List of the London Stock Exchange;

‘Disclosed’	means fairly disclosed in (i) the Annual Report; (ii) any documents delivered to any director, officer or employee of ITW or any of ITW’s professional advisers engaged in connection with the Offer on or before 6.00 p.m. on 7 May 2008 (including, but not limited to, in minutes of any disclosure meetings that are so delivered); or (iii) any public announcement by Enodis to a Regulatory Information Service on or before 6.00 p.m. on 7 May 2008;

‘Dividend’	means the dividend of 2 pence per Enodis Share to be paid on 23 June 2008 to Enodis Shareholders whose names appear on the Company’s shareholder register at 6.00 p.m. on 30 May 2008;

‘EC Merger Regulation’	means Council Regulation (EC) 139/2004 (as amended);

‘Effective Date’	means the date upon which the Scheme becomes effective in accordance with its terms; or if ITW elects to implement the Offer by way of takeover offer, the takeover offer becomes or is declared unconditional in all respects;

‘Enodis’	Enodis plc and its subsidiary undertakings and, where the context permits, each of them;

‘Enodis Shareholders’	means holders of Enodis Shares;

‘Enodis Share Schemes’	means the Berisford International 1993 Executive Share Option Scheme, Berisford 1995 Executive Share Option Scheme, the Enodis 2001 Executive Share Option Scheme and the Enodis Plc Performance Share Plan;

‘Enodis Share(s)’ or ‘Share(s)’	means the ordinary shares of 10p each in the capital of Enodis;

‘Excluded Shares’	means any Enodis Shares: (i) beneficially owned by ITW or any subsidiary undertaking (as defined in the Companies Act 1985) of ITW, or (ii) held by the Company in treasury, in each case as at or prior to the Capital Reduction Record Time;

‘FNI Limited’	means FNI Limited (a Company incorporated in England and Wales with Company Number 6580903)

‘FSA’	means the Financial Services Authority;

‘FSA’s Rules’	means the rules and regulations made by the FSA in its capacity as the UK Listing Authority under Part VI of the FSMA;

‘FSMA’	means the Financial Services and Markets Act 2000 (as amended);

‘General Meeting’	means the general meeting of Enodis Shareholders to be convened for the same day as the Court Meeting, including any adjournment thereof;

‘General Meeting Resolutions’	means the resolution(s) to be proposed at the General Meeting for the purposes of implementing the Scheme and approving the reduction of capital and certain amendments to the articles of association of Enodis and such other matters as may be agreed between Enodis and ITW as necessary or desirable for the purposes of implementing the Scheme;

‘HSR Act’	means the United States Hart-Scott-Rodino Anti-trust Improvements Act of 1976 (as amended) and the regulations made thereunder;

‘Implementation Agreement’	means the agreement entered into between Enodis and ITW dated 8 May 2008 relating, amongst other things, to the implementation of the Scheme;

‘Investec’	means Investec Investment Banking, a division of Investec Bank (UK) Limited;

‘ITW’	Illinois Tool Works Inc. and its subsidiary undertakings and, where the context permits, each of them;

‘Listing Rules’	means the rules and regulations of the UKLA, as amended from time to time and contained in the UKLA’s publication of the same name;

‘London Stock Exchange’	means the London Stock Exchange plc;

‘Manitowoc’	means The Manitowoc Company Inc. and its subsidiary undertakings, associated undertakings and any other undertakings in which The Manitowoc Company Inc. and such undertakings (aggregating their interests) have a substantial interest;

‘Offer Price’	means 280 pence in cash per Enodis Share;

‘Offer’	means the proposals by which FNI Limited will acquire the entire issued share capital of Enodis, to be effected by means of a scheme of arrangement under Part 26 of the Companies Act 2006;

‘Panel’	means the Panel on Takeovers and Mergers;

‘Reduction Court Order’	means the order of the Court confirming the Capital Reduction;

‘Rothschild’	N.M. Rothschild & Sons Limited;

‘Scheme’	means the scheme of arrangement proposed to be made under Part 26 of the Companies Act 2006 between Enodis and the holders of Scheme Shares, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Enodis and ITW;

‘Scheme Court Order’	means the order of the Court sanctioning the Scheme;

‘Scheme Document’	means the document to be sent to Enodis Shareholders containing and setting out the Scheme and the notices convening the Court Meeting and the EGM;

‘Scheme Record Time’	means 6.00 p.m. on the last Business Day before the Effective Date;

‘Scheme Shareholders’	means holders of Scheme Shares;

‘Scheme Shares’	means the Enodis Shares:

(a) in issue at the date of the Scheme Document;
(b) (if any) issued after the date of the Scheme Document and prior to the voting record time in respect of the Court Meeting; and

(c)   (if any) issued on or after the voting record time in respect of the Court Meeting and on or prior to the Capital Reduction Record Time either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme, in each case other than any Excluded Shares;

“subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” and “substantial interest”	have the respective meanings given thereto by the Companies Act 1985, but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act 1985, means a direct or indirect interest in 20 per cent or more of the equity capital of an undertaking;

‘Takeover Offer’	means a contractual takeover offer governed by the Code to implement the acquisition of Enodis as ITW may elect to make in accordance with the terms of the Implementation Agreement;

‘Third Party Transaction’	means an offer or proposal made: (i) by a third party for 50 per cent. or more of the issued share capital of Enodis or any class thereof (other than those shares owned or contracted to be acquired by the person making such offer and its associates) or whereby such third party (together with its concert parties) will as a direct result become interested in 50% or more of the issued share capital of the Enodis or any class thereof; or (ii) which involves, in any such case, a change of control of Enodis or which involves the disposal of any interest in a material part (being not less than 50 per cent. or, for the purposes of the non-solicitation undertakings, 10 per cent.) of the business of Enodis or its Group;

‘UBS’ or ‘UBS Investment Bank’	means UBS Limited, 1 Finsbury Avenue, London EC2M 2PP;

‘UK Listing Authority’	means the FSA acting in its capacity as competent authority for the purposes of Part VI of the FSMA;

“Wider Enodis Group”	means the Enodis Group and its subsidiary undertakings, associated undertakings and any other body corporate, partnership, joint venture or person in which the Enodis Group and such undertakings (aggregating their interests) have an interest of more than 20 per cent. of the voting or equity capital or the equivalent; and

“Wider ITW Group”	means ITW and its subsidiary undertakings, associated undertakings and any other undertakings in which ITW and such undertakings (aggregating their interests) have a substantial interest.